Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

January 28, 2025, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2024 of $457.4 million, or $139.93 per diluted share. For the fourth quarter ended December 31, 2024, net income increased 12% and diluted earnings per share increased 15%, when compared to 2023 fourth quarter net income of $410.1 million, or $121.56 per diluted share. Consolidated revenues for the fourth quarter of 2024 totaled $2.85 billion, which increased 17% from $2.43 billion in the fourth quarter of 2023.
For the year ended December 31, 2024, consolidated revenues were $10.52 billion, an 11% increase from $9.52 billion reported for the same period of 2023. Net income for the year ended December 31, 2024 was $1.68 billion, an increase of 6% when compared to net income for the year ended December 31, 2023 of $1.59 billion. Diluted earnings per share for the year ended December 31, 2024 was $506.69, an increase of 9% from $463.31 per diluted share for the same period of 2023.
Homebuilding
New orders in the fourth quarter of 2024 decreased by 8% to 4,794 units, when compared to 5,190 units in the fourth quarter of 2023. The average sales price of new orders in the fourth quarter of 2024 was $469,000, an increase of 4% when compared with the fourth quarter of 2023. The cancellation rate in the fourth quarter of 2024 was 17% compared to 13% in the fourth quarter of 2023. Settlements in the fourth quarter of 2024 increased by 16% to 6,180 units, compared to 5,332 units in the fourth quarter of 2023. The average settlement price in the fourth quarter of 2024 was $450,000, which was relatively flat when compared with the fourth quarter of 2023. Our backlog of homes sold but not settled as of December 31, 2024 decreased on a unit basis by 3% to 9,953 units and increased on a dollar basis by 1% to $4.79 billion when compared to the respective backlog unit and dollar balances as of December 31, 2023.
Homebuilding revenues of $2.78 billion in the fourth quarter of 2024 increased by 16% compared to homebuilding revenues of $2.39 billion in the fourth quarter of 2023. Gross profit margin in the fourth quarter of 2024 decreased to 23.6%, from 24.1% in the fourth quarter of 2023. Income before tax from the homebuilding segment totaled $526.7 million in the fourth quarter of 2024, an increase of 16% when compared to the fourth quarter of 2023.
New orders for the year ended December 31, 2024 increased by 4% to 22,560 units, compared to 21,729 units in 2023. Settlements for the year ended December 31, 2024 increased by 11% to 22,836 units, compared to 20,662 units settled in 2023. Homebuilding revenues for the year ended December 31, 2024 totaled $10.29 billion, an 11% increase from 2023. Gross profit margin for the year ended December 31, 2024 decreased to 23.7%, compared to 24.3% in 2023. Income before tax for the homebuilding segment increased 9% for the year ended December 31, 2024 to $1.96 billion, compared to $1.80 billion in 2023.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2024 totaled $1.70 billion, an increase of 13% when compared to the fourth quarter of 2023. Income before tax from the mortgage banking segment totaled $45.9 million in the fourth quarter of 2024, an increase of 55% when compared to $29.7 million in the fourth quarter of 2023. This increase was primarily attributable to an increase in secondary marketing gains on sales of loans.
Mortgage closed loan production for the year ended December 31, 2024 increased 9% to $6.26 billion. Income before tax from the mortgage banking segment for the year ended December 31, 2024 increased 17% to $154.9 million from $132.8 million in 2023.

Effective Tax Rate
Our effective tax rate for the three and twelve months ended December 31, 2024 was 20.1% and 20.5%, respectively, compared to 15.3% and 17.5% for the three and twelve months ended December 31, 2023, respectively. The increase in the effective tax rate in each period is primarily attributable to a lower income tax benefit recognized for excess tax benefits from stock option exercises, which totaled $21.3 million and $95.1 million for the three and twelve months ended December 31, 2024, respectively, compared to $42.5 million and $153.6 million for the three and twelve months ended December 31, 2023, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-six metropolitan areas in sixteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position and financial results, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; the economic impact of a major epidemic or pandemic; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)
Homebuilding:
Revenues	$2,780,717	$2,387,094	$10,292,425	$9,314,605
Other income	33,094	40,891	143,890	148,010
Cost of sales	(2,125,633)	(1,812,968)	(7,850,549)	(7,051,198)
Selling, general and administrative	(154,714)	(154,086)	(598,207)	(588,962)
Operating income	533,464	460,931	1,987,559	1,822,455
Interest expense	(6,774)	(6,618)	(26,988)	(26,875)
Homebuilding income	526,690	454,313	1,960,571	1,795,580

Mortgage Banking:
Mortgage banking fees	64,891	45,476	232,054	203,597
Interest income	5,600	4,779	19,092	16,687
Other income	1,562	1,189	5,480	4,449
General and administrative	(25,870)	(21,537)	(100,896)	(91,075)
Interest expense	(239)	(173)	(795)	(865)
Mortgage banking income	45,944	29,734	154,935	132,793

Income before taxes	572,634	484,047	2,115,506	1,928,373
Income tax expense	(115,202)	(73,972)	(433,578)	(336,762)

Net income	$457,432	$410,075	$1,681,928	$1,591,611

Basic earnings per share	$149.84	$128.46	$540.88	$491.52

Diluted earnings per share	$139.93	$121.56	$506.69	$463.31

Basic weighted average shares outstanding	3,053	3,192	3,110	3,238

Diluted weighted average shares outstanding	3,269	3,373	3,319	3,435

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$2,561,339	$3,126,472
Restricted cash	42,172	41,483
Receivables	32,622	29,000
Inventory:
Lots and housing units, covered under sales agreements with customers	1,727,243	1,674,686
Unsold lots and housing units	237,177	214,666
Land under development	65,394	36,895
Building materials and other	28,893	23,903
	2,058,707	1,950,150

Contract land deposits, net	726,675	576,551
Property, plant and equipment, net	95,619	63,716
Operating lease right-of-use assets	78,340	70,384
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax assets, net	142,192	148,005
Other assets	108,986	94,746
	5,888,232	6,142,087
Mortgage Banking:
Cash and cash equivalents	49,636	36,422
Restricted cash	11,520	11,067
Mortgage loans held for sale, net	355,209	222,560
Property and equipment, net	7,373	6,348
Operating lease right-of-use assets	23,482	23,541
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	38,189	152,385
	492,756	459,670
Total assets	$6,380,988	$6,601,757

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31, 2024	December 31, 2023
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$332,772	$347,738
Accrued expenses and other liabilities	441,300	413,043
Customer deposits	322,926	334,441
Operating lease liabilities	83,939	75,797
Senior notes	911,118	913,027
	2,092,055	2,084,046
Mortgage Banking:
Accounts payable and other liabilities	53,433	127,511
Operating lease liabilities	25,428	25,475
	78,861	152,986
Total liabilities	2,170,916	2,237,032

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2024 and December 31, 2023	206	206
Additional paid-in capital	3,031,637	2,848,528
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both December 31, 2024 and December 31, 2023	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	15,046,953	13,365,025
Less treasury stock at cost – 17,543,686 and 17,360,454 shares as of December 31, 2024 and December 31, 2023, respectively	(13,868,724)	(11,849,034)
Total shareholders' equity	4,210,072	4,364,725
Total liabilities and shareholders' equity	$6,380,988	$6,601,757

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024		2023		2024		2023
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	1,726	$547.1	2,029	$500.9	8,511	$527.3	8,434	$515.5
North East (2)	453	$639.9	526	$597.7	1,994	$622.4	1,879	$573.2
Mid East (3)	1,024	$419.6	942	$412.2	4,654	$408.0	4,514	$396.5
South East (4)	1,591	$367.4	1,693	$366.9	7,401	$364.6	6,902	$366.4
Total	4,794	$469.0	5,190	$450.9	22,560	$457.7	21,729	$448.4

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024		2023		2024		2023
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,143	$524.8	2,008	$519.5	8,537	$518.1	8,032	$521.5
North East (2)	522	$617.7	465	$567.1	1,967	$592.6	1,736	$546.2
Mid East (3)	1,242	$410.3	1,126	$391.3	4,585	$406.0	4,391	$392.4
South East (4)	2,273	$362.5	1,733	$368.9	7,747	$366.7	6,503	$377.2
Total	6,180	$450.0	5,332	$447.6	22,836	$450.7	20,662	$450.7

	As of December 31,
	2024		2023
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,068	$541.6	4,094	$522.5
North East (2)	1,055	$658.1	1,028	$602.0
Mid East (3)	2,045	$416.5	1,976	$412.1
South East (4)	2,785	$374.3	3,131	$378.4
Total	9,953	$481.4	10,229	$465.0

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Average active communities:
Mid Atlantic (1)	132	167	147	166
North East (2)	29	36	31	36
Mid East (3)	104	105	101	110
South East (4)	161	130	148	115
Total	426	438	427	427

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Homebuilding data:
New order cancellation rate	16.9%	13.0%	14.2%	12.8%
Lots controlled at end of period			162,400	141,500

Mortgage banking data:
Loan closings	$1,695,831	$1,496,003	$6,260,428	$5,736,532
Capture rate	86%	88%	86%	87%

Common stock information:
Shares outstanding at end of period			3,011,644	3,194,876
Number of shares repurchased	64,216	46,748	256,871	181,499
Aggregate cost of shares repurchased	$564,315	$286,428	$2,057,677	$1,081,815

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida, Georgia and Kentucky

Investor Relations Contact:
Ryan Sheplee
(703) 956-4243
ir@nvrinc.com